THIRD AMENDMENT
THIS THIRD AMENDMENT (the “Amendment”) is made and entered into as of    December 19          , 2019, (the “Effective Date”) by and between IRVINE EASTGATE OFFICE I LLC, a Delaware limited liability company, hereafter called “Landlord,” and BIONANO GENOMICS, INC., a Delaware corporation, hereafter called “Tenant.”
RECITALS
A.    Landlord (as successor in interest to The Irvine Company LLC, a Delaware limited liability company) and Tenant are parties to that certain lease dated January 16, 2012, which lease has been previously amended by a First Amendment to Lease dated September 10, 2013 and a Second Amendment dated July 1, 2015 (the “Second Amendment”) (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 33,128 rentable square feet (the “Existing Premises”) described as Suite No. 100 on the 1st floor in the building located at 9640 Towne Centre Drive, San Diego, California (the “9640 Building”) and Suite No. 100 on the 1st floor in the building located at 9540 Towne Centre Drive, San Diego, California (the “9540 Building”).
B.    Tenant has requested that additional space as shown on Exhibit A (attached hereto) containing approximately 2,695 rentable square feet (the “Suite 155 Expansion Space”) described as Suite No. 155 on the 1st floor of the 9540 Building be added and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.
C.    The Lease by its terms shall expire on December 31, 2020 (“Second Prior Expiration Date”), and the parties desire to extend the Term of the Lease with respect to a portion of the Existing Premises known as Suite No. 100 in the 9540 Building (the “Original Premises”), all on the following terms and conditions.
NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
I.Suite 155 Expansion and Effective Date.
i.The Term for the Suite 155 Expansion Space shall commence (“Suite 155 Expansion Effective Date”) on the earlier of (a) 90 days following the date the existing tenant (i.e. Landlord) vacates the Suite 155 Expansion Space and delivers possession of said space to Tenant, or (b) the date Tenant commences its business activities within the Suite 155 Expansion Space, and shall expire upon the Second Extended Expiration Date (hereinafter defined). The Suite 155 Expansion Effective Date is estimated to be no later than December 31, 2020 (“Suite 155 Estimated Expansion Effective Date”). Promptly following request by Landlord, the parties shall memorialize on a form provided by Landlord (the “Suite 155 Expansion Effective Date Memorandum”) the actual Suite 155 Expansion Effective Date; should Tenant fail to execute and return the Suite 155 Expansion Effective Date Memorandum to Landlord within five (5) business days (or provide specific written objections thereto within that period), then Landlord’s determination of the Suite 155 Expansion Effective Date as set forth in the Suite 155 Expansion Effective Date Memorandum shall be conclusive. Effective as of the Suite 155 Expansion Effective Date, the “Floor Area of Premises” defined in Item 8 of the Basic Lease Provisions of the Lease shall be amended to “approximately 19,216 rentable square feet” and the “Floor Area of Building” defined in Item 8 of the Basic Lease Provisions of the Lease shall be amended to “approximately 63,412 rentable square feet”.
ii.Delay in Possession. If Landlord, for any reason whatsoever, cannot deliver possession of the Suite 155 Expansion Space to Tenant on or before the Suite 155 Expansion Effective Date set forth in Section I.A above, this Amendment shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent for the Suite 155 Expansion Space and the Suite 155 Expansion Effective Date shall not occur until the Suite 155 Expansion Effective Date occurs.
II.Extension. The Term of the Lease with respect to the Original Premises and the Suite 155 Expansion Space only is hereby extended and shall expire on December 31, 2025 (“Second Extended Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Second Prior Expiration Date (“Second Extension Date”) and ending on the Second Extended Expiration Date shall be referred to herein as the “Second Extended Term”.

245068256 v1

III.Basic Rent.
i.Original Premises From and After Second Extension Date. As of the Second Extension Date, the schedule of Basic Rent payable with respect to the Original Premises (i.e. 16,521 rentable square feet) during the Second Extended Term is the following:

Months of Term or Period	Monthly Rate Per Square Foot	Monthly Basic Rent
1/1/21 to 12/31/21	$2.65	$43,780.65
1/1/22 to 12/31/22	$2.77	$45,763.17
1/1/23 to 12/31/23	$2.89	$47,745.69
1/1/24 to 12/31/24	$3.02	$49,893.42
1/1/25 to 12/31/25	$3.16	$52,206.36
All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.
ii.Suite 155 Expansion Space From The Suite 155 Expansion Effective Date Through The Second Extended Expiration Date*. As of the Suite 155 Expansion Effective Date, the schedule of Basic Rent payable with respect to the Suite 155 Expansion Space (i.e. 2,695 rentable square feet):

Months of Term or Period	Monthly Rate Per Square Foot	Monthly Basic Rent
1/1/21 to 12/31/21*	$2.65	$7,141.75
1/1/22 to 12/31/22	$2.77	$7,465.15
1/1/23 to 12/31/23	$2.89	$7,788.55
1/1/24 to 12/31/24	$3.02	$8,138.90
1/1/25 to 12/31/25	$3.16	$8,516.20
*In the event the Suite 155 Expansion Effective Date occurs prior to January 1, 2021, the Basic Rent for the Suite 155 Expansion Space shall be at the rate of $6,872.25 per month, based on $2.55 per rentable square foot per month, as appropriately prorated for any partial month, through December 31, 2020.
All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.
IV.Project Costs and Property Taxes.
i.Original Premises for the Extended Term. Tenant shall be obligated to pay Tenant’s Share of Project Costs and Property Taxes accruing in connection with the Original Premises in accordance with the terms of the Lease through the Second Extended Term.
ii.Suite 155 Expansion Space From Suite 155 Expansion Effective Date Through Second Extended Expiration Date. Effective as of the Suite 155 Expansion Effective Date, Tenant shall be obligated to pay Tenant’s Share of Project Costs and Property Taxes accruing in connection with the Suite 155 Expansion Space in accordance with the terms of the Lease through the Second Extended Term.
V.Additional Security Deposit. Landlord shall retain the existing Security Deposit consisting of $150,000.00 in the form of a letter of credit and $30,507.00 in the form a cash security deposit. In the event Tenant closes a new financing of at least $15 million (“Additional Funding”) on or prior to September 30, 2020 (“Financing Date”) and provides Landlord evidence of such funding, the Security Deposit shall not increase. If, however, Tenant fails to close the Additional Funding on or prior to the Financing Date, Tenant shall provide to Landlord a new or amended letter of credit (in the form and substance set forth in Exhibit D of the Second Amendment) in the amount of $250,000.00 within 30 days upon written request from Landlord.
VI.Improvements.
i.Condition of Original Premises and the Suite 155 Expansion Space. Tenant (i) acknowledges that it is currently occupying the Original Premises and that it is satisfied with the condition thereof and (ii) has inspected the Suite 155 Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

245068256 v1

ii.Tenant Improvements. Landlord hereby agrees to complete the Tenant Improvements for the Original Premises and the Suite 155 Expansion Space in accordance with the provisions of Exhibit B, Work Letter, attached hereto.
VII.Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:
i.Parking. Notwithstanding any contrary provision in Exhibit F to the Lease, “Parking,” during the Second Extended Term, Landlord shall lease to Tenant, and Tenant shall lease from Landlord a total of up to 78 unreserved parking passes for the Original Premises and the Suite 155 Expansion Space free of charge; it being understood that following the Effective Date of this Amendment, but subject to the availability of such parking as determined by Landlord, Landlord shall designate 2 of its parking spaces at a mutually agreed upon location for use exclusively by Tenant or exclusively for Tenant’s visitors. From and after the Second Extended Expiration Date, the parking charge shall be at Landlord’s scheduled parking rates from time to time.
ii.SDN List. Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, “Tenant Parties”) is listed as a Specially Designated National and Blocked Person (“SDN”) on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of the Lease and Landlord shall have the right to terminate the Lease immediately upon written notice to Tenant.
iii.Right of First Refusal. Provided Tenant is not then in Default hereunder beyond any applicable cure period, and provided further that Tenant is occupying the entire Original Premises and the Suite 155 Expansion Space, so long as the Suite 155 Expansion Effective Date has occurred otherwise just the Original Premises, and has not assigned or sublet any of its interest in the Lease (except in connection with a Permitted Transfer of the Lease to an Affiliate as described in Section 9.1(e) of the Lease), Tenant shall have a one-time right (“First Refusal Right”) to lease, during the Second Extended Term, approximately 5,278 rentable square feet of office space known as Suite No. 150 in the 9540 Building as shown on the attached Exhibit A-1 (“First Right Space”) in accordance with and subject to the provisions of this Section. Following the receipt by Landlord of a bona fide letter of intent, request for proposal or other written expression of interest to lease the First Right Space, then provided Landlord intends to pursue such leasing opportunity, Landlord shall give Tenant written notice (“First Right Notice”) of the basic economic terms, including but not limited to the Basic Rent, term, operating expense base, security deposit, and tenant improvement allowance (collectively, the “Economic Terms”), upon which Landlord intends to lease such First Right Space to the applicable third party; provided that the Economic Terms shall exclude brokerage commissions and other Landlord payments that do not directly inure to the tenant’s benefit. It is understood that should Landlord intend to lease other office space in addition to the First Right Space as part of a single transaction, then the First Right Notice shall so provide and all such space shall collectively be subject to the following provisions. Within 5 business days after receipt of the First Right Notice, Tenant may, by written notice to Landlord, elect to lease all, but not less than all, of the space specified in the First Right Notice (the “Designated First Right Space”) upon such Economic Terms and the same non-Economic Terms as set forth in the Lease. In the event that Tenant does not timely commit in writing to lease the Designated First Right Space on the foregoing terms, then Landlord shall be free to lease same thereafter without any constraint, and Tenant shall have no further rights to any such Designated First Right Space. Should Tenant timely elect to lease the Designated First Right Space, then Landlord shall promptly prepare and deliver to Tenant an amendment to the Lease consistent with the foregoing, and Tenant shall execute and return same to Landlord within 10 days. Tenant’s failure to timely return the amendment shall entitle Landlord to specifically enforce Tenant’s commitment to lease the Designated First Right Space, to lease such space to a third party without any obligation pursuant to this Section, and/or to pursue any other available legal remedy. Notwithstanding the foregoing, it is understood that Tenant’s First Refusal Right shall be subject to any extension or expansion rights previously granted by Landlord to any third party tenant in the 9540 Building, as well as to any such rights which may hereafter be granted by Landlord to any third party tenant occupying the First Right Space or any portion thereof, and Landlord shall in no event be obligated to initiate this First Refusal Right prior to leasing any portion of the First Right Space to the then-current occupant thereof. Tenant’s rights under this Section shall be personal to the original Tenant named in the Lease and may not be assigned or transferred (except in connection with a Permitted Transfer as described in Section 9.1(e) thereof). Any other attempted assignment or transfer shall be void and of no force or effect. Time is specifically made of the essence of this Section.

245068256 v1

iv.Exterior Signage.
1.Eyebrow Signage. Tenant shall remove the eyebrow signage at the 9640 Building in accordance with the terms of the Lease prior to the Suite 155 Expansion Effective Date. In addition, Section 3 of Exhibit G of the Lease entitled “Exterior Signage” shall be amended such that all references to “one (1) eyebrow sign” shall be deleted in their entirety and of no further force or effect, and Tenant shall no longer have any eyebrow signage rights at the 9640 Building.
2.Building Top Signage. Provided Tenant has satisfactorily removed the eyebrow signage as required by Section VII.D, Paragraph 1 above, Tenant shall have the right to install an exterior sign at the top of the 9540 Building at a location mutually acceptable to Landlord and Tenant (the “9540 Building Exterior Signage”), which signage shall consist only of the name “Bionano Genomics, Inc.”. The type and design of such signage shall be subject to the prior written approval of Landlord and the City of San Diego, and shall be consistent with Landlord’s signage criteria for the Project. Fabrication, installation, insurance, and maintenance of such signage shall be at Tenant’s sole cost and expense. Tenant understands and agrees that it shall use Landlord’s designated contractor for installing the 9540 Building Exterior Signage. Should Tenant fail to have the 9540 Building Exterior Signage installed by December 31, 2020, then Tenant’s right to install same thereafter shall be deemed null and void. Except for the foregoing, no sign, advertisement or notice visible from the exterior of the Premises shall be inscribed, painted or affixed by Tenant on any part of the Premises without the prior consent of Landlord. Tenant’s signage right shall belong solely to Bionano Genomics, Inc. and may not be transferred or assigned (except in connection with assignment Permitted Transfer of the Lease as described in Section 9.1(e) thereof) without Landlord’s prior written consent which may be withheld by Landlord in Landlord’s sole discretion. In the event Tenant (together with any of Tenant’s assignees or subtenants pursuant to a Permitted Transfer), exclusive of any other subtenant(s), fails to occupy less than eighty percent (80%) of the entire Original Premises and the Suite 155 Expansion Space, so long as the Suite 155 Expansion Effective Date has occurred otherwise just the Original Premises, then Tenant shall, within thirty (30) days following notice from Landlord, remove the 9540 Building Exterior Signage at Tenant’s expense. Tenant shall also remove such signage promptly following the expiration or earlier termination of the Lease. Any such removal shall be at Tenant’s sole expense, and Tenant shall bear the cost of any resulting repairs to the 9540 Building that are reasonably necessary due to the removal.
v.Roof Rights. Section VII.D of the Second Amendment entitled “Roof Rights” shall remain in full force and effect during the Term of the Lease, as extended hereby.
vi.Deleted Provisions. Section 1 of Exhibit G of the Lease entitled “Right to Extend” and Section 2 of Exhibit G of the Lease entitled “Right of First Offer” are hereby deleted in their entirety and of no further force or effect.
VIII.GENERAL.
i.Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.
ii.Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant and can be changed only by a writing signed by Landlord and Tenant. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.
iii.Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.
iv.Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.
v.Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to

245068256 v1

execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.
vi.California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.”
vii.Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.
viii.Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Hughes Marino, Inc. (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.
ix.Execution of Amendment. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.
x.Nondisclosure of Terms. Except to the extent disclosure is required by law or to its respective financial, legal, space planning consultants and prospective subtenants or assignees, Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.
IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:	TENANT:
IRVINE EASTGATE OFFICE I LLC, a Delaware limited liability company	BIONANO GENOMICS, INC., a Delaware corporation
By: /s/ Steven M. Case Steven M. Case Executive Vice President, Office Properties	By: /s/ Erik Holmlin Printed Name: Erik Holmlin Title: CEO
By: /s/ Kristopher J. Kopensky Kristopher J. Kopensky Vice President, Operations Office Properties	By: /s/ Mark Oldakowski Printed Name: Mark Oldakowski Title: COO

AH

245068256 v1

245068256 v1

EXHIBIT A
OUTLINE AND LOCATION OF SUITE 155 EXPANSION SPACE
9540 Towne Centre Dr.
Suite 155

1
245068256 v1

EXHIBIT A-1
FIRST RIGHT SPACE
9540 TOWNE CENTRE DRIVE, SUITE 150

1
245068256 v1

EXHIBIT B
WORK LETTER
DOLLAR ALLOWANCE
[SECOND GENERATION SPACE]
As used in this Work Letter, the “Premises” shall be deemed to mean the Original Premises and the Suite 155 Expansion Space, as defined in the attached Amendment.
The Tenant Improvement work (herein “Tenant Improvements”) shall consist of any work required to complete the Premises pursuant to plans and specifications approved by both Landlord and Tenant. All of the Tenant Improvement work shall be performed by a contractor engaged by Landlord. Landlord may require that one or more designated subtrades be union contractors. The work shall be undertaken in accordance with the procedures and requirements set forth below.
I.ARCHITECTURAL AND CONSTRUCTION PROCEDURES
a.Tenant has approved, or shall approve within the time period set forth below, a detailed space plan for the Premises, prepared by the architect engaged by Landlord for the work described herein (“Landlord’s Architect”), which includes interior partitions, ceilings, interior finishes, interior office doors, suite entrance, floor coverings, window coverings, lighting, electrical and telephone outlets, plumbing connections, heavy floor loads and other special requirements (“Preliminary Plan”), and (ii) an estimate, prepared by the contractor engaged by Landlord for the work herein (“Landlord’s Contractor”), of the cost for which Landlord will complete or cause to be completed the Tenant Improvements (“Preliminary Cost Estimate”). To the extent applicable, the Preliminary Plan shall include Landlord’s building standard tenant improvements, materials and specifications for the Project. Tenant shall approve or disapprove the Preliminary Plan by signing and delivering same to Landlord within 5 business days of its receipt by Tenant. If Tenant disapproves any matter, Tenant shall specify in detail the reasons for disapproval and Landlord shall attempt to modify the Preliminary Plan to incorporate Tenant’s suggested revisions in a mutually satisfactory manner; provided that in no event shall Tenant have the right to request changes or additions to the Preliminary Plan for the purpose of utilizing any unused portion of the Landlord Contribution (as defined below). Notwithstanding the foregoing, however, Tenant shall approve in all respects a Preliminary Plan not later than February 29, 2020 (“Plan Approval Date”), it being understood that Tenant’s failure to do so shall constitute a “Tenant Delay” for purposes of this Amendment.
b.On or before the Plan Approval Date, Tenant shall provide in writing to Landlord or Landlord’s Architect all specifications and information requested by Landlord for the preparation of final construction documents and costing, including without limitation Tenant’s final selection of wall and floor finishes, complete specifications and locations (including load and HVAC requirements) of Tenant’s equipment, and details of all other non-building standard improvements to be installed in the Premises (collectively, “Programming Information”). Tenant’s failure to provide the Programming Information by the Plan Approval Date shall constitute a Tenant Delay for purposes of this Amendment.  Tenant understands that final construction documents for the Tenant Improvements shall be predicated on the Programming Information, and accordingly that such information must be accurate and complete.
c.Upon Tenant’s approval of the Preliminary Plan and Preliminary Cost Estimate and delivery of the complete Programming Information, Landlord’s Architect and engineers shall prepare and deliver to the parties working drawings and specifications (“Working Drawings and Specifications”), and Landlord’s Contractor shall prepare a final construction cost estimate (“Final Cost Estimate”) for the Tenant Improvements in conformity with the Working Drawings and Specifications. Tenant shall have 5 business days from the receipt thereof to approve or disapprove the Working Drawings and Specifications and the Final Cost Estimate, and any disapproval or requested modification shall be limited to items not contained in the approved Preliminary Plan or Preliminary Cost Estimate; provided that in no event shall Tenant have the right to request changes or additions to the Working Drawings and Specifications for the purpose of utilizing any unused portion of the Landlord Contribution. In no event shall Tenant disapprove the Final Cost Estimate if it does not exceed the approved Preliminary Cost Estimate. Should Tenant disapprove the Working Drawings and Specifications and the Final Cost Estimate, such disapproval shall be accompanied by a detailed list of revisions. Any revision requested by Tenant and accepted by Landlord shall be incorporated by Landlord’s Architect into a revised set of Working Drawings and Specifications and Final Cost Estimate, and Tenant shall approve same in writing within 3
1
245068256 v1

business days of receipt without further revision. Tenant’s failure to comply in a timely manner with any of the requirements of this paragraph shall constitute a Tenant Delay.
d.It is understood that the Preliminary Plan and the Working Drawings and Specifications, together with any Changes thereto, shall be subject to the prior approval of Landlord. Landlord shall identify any disapproved items within 3 business days (or 2 business days in the case of Changes) after receipt of the applicable document. Should Landlord approve work that would necessitate any ancillary Building modification or other expenditure by Landlord, then except to the extent of any remaining balance of the “Landlord Contribution” as described below, Tenant shall, in addition to its other obligations herein, promptly fund the cost thereof to Landlord.
e.In the event that Tenant requests in writing a revision in the approved Working Drawings and Specifications (“Change”), then provided such Change is acceptable to Landlord, Landlord shall advise Tenant by written change order as soon as is practical of any increase in the Completion Cost and/or any Tenant Delay such Change would cause. Tenant shall approve or disapprove such change order in writing within 2 business days following its receipt from Landlord. Tenant’s approval of a Change shall be accompanied by Tenant’s payment of any resulting increase in the Completion Cost regardless of any unutilized portion of the Landlord Contribution. It is understood that Landlord shall have no obligation to interrupt or modify the Tenant Improvement work pending Tenant’s approval of a change order.
f.Notwithstanding any provision in the Lease to the contrary, if Tenant fails to comply with any of the time periods specified in this Work Letter, fails otherwise to approve or reasonably disapprove any submittal within 3 business days, fails to approve in writing the Preliminary Plan by the Plan Approval Date, fails to provide all of the Programming Information requested by Landlord by the Plan Approval Date, fails to approve in writing the Working Drawings and Specifications within the time provided herein, requests any Changes, fails to make timely payment of any sum due hereunder, furnishes inaccurate or erroneous specifications or other information, or otherwise delays in any manner the completion of the Tenant Improvements (including without limitation by specifying materials that are not readily available) or the issuance of an occupancy certificate (any of the foregoing being referred to in this Amendment as “Tenant Delay”), then Tenant shall bear any resulting additional construction cost or other expenses, and the Suite 155 Expansion Effective Date shall be deemed to have occurred for all purposes, including Tenant’s obligation to pay Rent, as of the date Landlord reasonably determines that it would have been able to deliver the Premises to Tenant but for the collective Tenant Delays. Should Landlord determine that the Suite 155 Expansion Effective Date should be advanced in accordance with the foregoing, it shall so notify Tenant in writing. Landlord’s determination shall be conclusive unless Tenant notifies Landlord in writing, within 5 business days thereafter, of Tenant’s election to contest same by binding arbitration with the American Arbitration Association under its Arbitration Rules for the Real Estate Industry, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. Pending the outcome of such arbitration proceedings, Tenant shall make timely payment of all rent due under the Lease, as amended hereby, based upon the Suite 155 Expansion Effective Date set forth in the aforesaid notice from Landlord.
g.Landlord shall permit Tenant and its agents to enter the Suite 155 Expansion Space up to 14 days prior to the Suite 155 Expansion Effective Date in order that Tenant may perform any work to be performed by Tenant hereunder through its own contractors, subject to Landlord’s prior written approval, and in a manner and upon terms and conditions and at times satisfactory to Landlord’s representative. The foregoing license to enter the Suite 155 Expansion Space prior to the Suite 155 Expansion Effective Date is, however, conditioned upon Tenant’s contractors and their subcontractors and employees working in harmony and not interfering with the work being performed by Landlord. If at any time that entry shall cause disharmony or interfere with the work being performed by Landlord, this license may be withdrawn by Landlord upon 24 hours written notice to Tenant. That license is further conditioned upon the compliance by Tenant’s contractors with all requirements imposed by Landlord on third party contractors and subcontractors, including without limitation the maintenance by Tenant and its contractors and subcontractors of workers’ compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. The entry shall be deemed to be under all of the provisions of the Lease except as to the covenants to pay Rent with respect to the Suite 155 Expansion Space unless Tenant commences business activities within the Suite 155 Expansion Space. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant’s risk. In no event shall the failure of Tenant’s contractors to complete any work in the Suite 155 Expansion Space extend the Suite 155 Expansion Effective Date.
2
245068256 v1

h.It is understood that some or all of the Tenant Improvements may be done during Tenant’s occupancy of the Premises. In this regard, Tenant agrees to assume any risk of injury, loss or damage which may result. Tenant further agrees that it shall be solely responsible for relocating its office equipment and furniture in the Premises in order for Landlord to complete the work in the Premises and that no rental abatement shall result while the Tenant Improvements are completed in the Premises.
i.Tenant hereby designates Steve Sackett, Telephone No. (858) 361-1481, as its representative, agent and attorney-in-fact for the purpose of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant. Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord.
II.COST OF TENANT IMPROVEMENTS
j.Landlord shall complete, or cause to be completed, the Tenant Improvements, at the construction cost shown in the Final Cost Estimate (subject to the provisions of this Work Letter), in accordance with final Working Drawings and Specifications approved by both Landlord and Tenant. Landlord shall pay towards the final construction costs (“Completion Cost”) as incurred a maximum of $480,400.00 (“Landlord Contribution”), based on $25.00 per rentable square foot of the Premises, and Tenant shall be fully responsible for the remainder (“Tenant Contribution”). At any time following the Effective Date of this Amendment, Tenant may utilize up to $96,080.00 of the Landlord Contribution toward the out-of-pocket expenses incurred by Tenant for relocating to the Premises including moving costs, furniture, fixtures and equipment, security costs, data cabling, IT materials and labor costs related to relocating Tenant’s server room from the 9640 Building and signage costs. Tenant shall be reimbursed for expenses incurred pursuant to the preceding sentence by submitting copies of all supporting third-party invoices to Landlord by March 31, 2021. Landlord shall reimburse Tenant in one installment within 30 days following receipt of all such invoices. Tenant understands and agrees that any portion of the Landlord Contribution not utilized by Tenant by March 31, 2021, shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment.
k.The Completion Cost shall include all direct costs of Landlord in completing the Tenant Improvements, including but not limited to the following: (i) payments made to architects, engineers, contractors, subcontractors and other third party consultants in the performance of the work, (ii) permit fees and other sums paid to governmental agencies, (iii) costs of all materials incorporated into the work or used in connection with the work (excluding any furniture, fixtures and equipment relating to the Premises), and (iv) keying and signage costs. The Completion Cost shall also include an administrative/supervision fee to be paid to Landlord in the amount of 3% of all such direct costs.
l.Prior to start of construction of the Tenant Improvements, Tenant shall pay to Landlord the amount of the Tenant Contribution set forth in the approved Final Cost Estimate. In addition, if the actual Completion Cost of the Tenant Improvements is greater than the Final Cost Estimate because of modifications or extras requested by Tenant and not reflected on the approved working drawings, or because of Tenant Delays, then notwithstanding any unused portion of the Landlord Contribution, Tenant shall pay to Landlord, within 10 days following submission of an invoice therefor, all such additional costs, including any additional architectural fee. If Tenant defaults in the payment of any sums due under this Work Letter, Landlord shall (in addition to all other remedies) have the same rights as in the case of Tenant’s failure to pay rent under the Lease.
3
245068256 v1